Exhibit 99.1

6650 El Camino Rd. Las Vegas, NV 89118 www.shfl.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph:(702) 897-7150 email:jboguslawski@shfl.com	Gavin Isaacs, CEO Linster W. Fox, CFO ph:(702) 897-7150 fax:(702) 270-5161

SHFL ENTERTAINMENT, INC. REPORTS REVENUE OF $73.5 MILLION IN THIRD QUARTER, UP 16% YEAR-OVER-YEAR

LAS VEGAS, Nevada, September 6, 2013 - SHFL entertainment, Inc. (NASDAQ Global Select Market: SHFL) (“SHFL” or the “Company”) today announced its results for the Third Quarter ended July 31, 2013.

Third Quarter 2013 Financial Highlights

♦

Total revenue grew 16% to $73.5 million primarily due to a 79% year-over-year increase in Electronic Table Systems (“ETS”) revenue. The Electronic Gaming Machine (“EGM”), Utility and Proprietary Table Games (“PTG”) businesses also contributed to overall growth in the quarter.

♦	Recurring revenue increased to $31.4 million, a 5% year-over-year increase. The $1.1 million increase in PTG recurring revenue contributed to 68% of the overall increase in recurring revenue.

♦

Adjusted for one-time expenses of $3.6 million, or $0.05, related to entering into a definitive agreement and plan of merger (“merger agreement”) with Bally Technologies, Inc. (“Bally”), non-GAAP earnings per share (“EPS”) were $0.16 in the third quarter. Diluted earnings per share (“EPS”) decreased $0.07 year-over-year to $0.11.

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♦	Net income declined $4.0 million year-over-year to $6.4 million. Adjusted for one-time expenses related to the merger agreement with Bally, net income was $9.5 million in the third quarter.

♦

Gross margin decreased 80 basis points year-over-year to 62%, due to an increase in headcount of the Company’s service team that has expanded to service the growing shuffler lease base. Also affecting gross margin this quarter was increased depreciation on old Table Master units, which was slightly offset by improved margins in the ETS segment.

♦

Selling, general and administrative ("SG&A") expenses increased $8.3 million compared to the prior year period. Approximately $3.6 million of the increase was due to expenses related to the merger agreement with Bally. Also contributing to the increase were: $1.6 million in higher payroll and related expenses arising from increased headcount across various departments and higher stock based compensation and medical costs; a $1.1 million increase in costs associated with the establishment of the iGaming product management and sales teams and, to a lesser extent, costs incurred to protect the Company’s valuable intellectual property from online infringers; and $1.1 million split evenly between the Company’s expanded participation in tradeshows to support new market growth and litigation expenses related primarily to the Company’s ETS segment.

♦

Research and Development (“R&D”) expenses increased $2.4 million year-over-year due to an increase in headcount and product approval expenses related to several initiatives across all product segments. These initiatives included the creation of new EGM titles for the Equinox cabinet, expansion of the iGaming department and platform development for the Company’s online game content, development of next-generation Utility products, strengthening the Company’s current PTG progressive offerings, and enhancements to next-generation ETS products including Table Master Fusion, SHFL FUSION Hybrid, and SHFL FUSION Virtual.

♦

Operating margin decreased year-over-year to 12% due to increased operating expenses discussed above. Adjusted for one-time expenses related to the merger agreement with Bally, operating margin was 16% in the quarter.

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♦	Adjusted EBITDA declined 3% year-over-year to $20.5 million due to the previously mentioned increase in operating expenses, slightly offset by the increase in total Company revenue.

♦

Free Cash Flow (“FCF”)[1], a non-GAAP financial measure, was down 57% year-over-year to $5.1 million. FCF was impacted by an increase of $6.3 million in capital expenditures related to the construction of the Company’s new consolidated facility in Las Vegas. The decline in FCF was slightly offset by a $0.7 million decrease year-over-year in cash paid for taxes.

Third Quarter 2013 Business Segment Highlights

Utility

♦

Utility recurring revenue grew to $14.1 million compared to $13.7 million in the prior year period. The 3% increase was due primarily to a rise in the shuffler average lease price as customers continued to upgrade to newer shuffler models. New shuffler lease placements, in particular the MD3, also contributed to the increase.

♦

Total Utility revenue grew 5% year-over-year to $25.6 million. Shuffler sales increased 11% over the prior period driven by sales of approximately 270 MD3 shufflers in Asia and, to a lesser extent, sales in Australia and the U.S.

♦	Total shufflers on lease increased year-over-year to 8,287. Incremental MD3 placements and, to a lesser extent, iDeal and one2six placements drove increases in the lease installed base in the quarter.

♦

Gross margin fell 210 basis points year-over-year to 61% due mainly to the previously mentioned increase in headcount of the Company’s service team to support shuffler growth in new table games markets in the U.S. and expansion into Asia.

♦

Total MD3 shufflers installed grew 1,896 units year-over-year to 3,277. Placements were driven by sales in Asia in addition to an increase in incremental lease placements over the prior year period. Approximately 45% of MD3 shufflers are currently on lease.

1 Free Cash Flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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Proprietary Table Games2

♦

PTG recurring revenue increased 9% year-over-year to $13.4 million. Increased lease placements in premium table games (Ultimate Texas Hold’em, Mississippi Stud), side bets (6 Card Bonus, King’s Bounty, House Money), and progressives (Ultimate Texas Hold’em Progressive, Three Card Poker Progressive) contributed to recurring revenue growth.

♦	Total PTG revenue increased 7% year-over-year to $13.8 million driven primarily by strong lease placements.

♦	Gross margin remained relatively flat year-over-year at 82%.

♦	Total progressive units installed grew 10% year-over-year to 1,258, driven by installations of Ultimate Texas Hold’em Progressive and Three Card Poker Progressive.

Electronic Table Systems

♦	Total ETS revenue grew 79% year-over-year to $10.8 million driven by increased sales of SHFL FUSION Hybrid in Asia and New Zealand, and sales of SHFL FUSION Virtual in Australia.

♦

ETS recurring revenue stayed relatively flat at $3.6 million compared to the prior year period. The removal of Table Master units in Maryland was offset by increased placements of SHFL FUSION Hybrid in New York and, to a lesser extent, greater i-Table recurring revenue.

♦

ETS gross margin increased to 46% compared to 34% in the prior year period. The previously discussed increase in total sales revenue, partially offset by increased depreciation of old Table Master units, drove the increase.

2 As of FY 2013, revenues from the iGaming segment are being reported separately from the Proprietary Table Games segment. Please see page 12 for more details.

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Electronic Gaming Machines

♦

Total EGM revenue grew 16% year-over-year to $23.2 million. The increase was driven primarily by greater placements in Asia over the prior year period and, to a lesser extent, higher average sales prices. Adjusted for foreign exchange, EGM revenue grew to $23.8 million in the quarter.

♦	Gross margin remained relatively flat year-over-year at 60%.

♦

There were 1,116 EGM units sold in the quarter compared to 1,021 in the year-ago quarter. The increase was due to approximately 250 placements into Asia in the quarter, driven by sales of the Duo Fu Duo Cai progressive jackpot link.

Further detail and analysis of the Company's financial results for the third quarter ended July 31, 2013, is included in its Form 10-Q, which the Company intends to file with the Securities and Exchange Commission today, September 6, 2013. No conference call will be held. On July 15, 2013, SHFL entered into a definitive agreement and plan of merger with Bally (NYSE: BYI), pursuant to which Bally has agreed to acquire the Company at a per share price of $23.25 in cash for total consideration of approximately $1.3 billion subject to the satisfaction of the conditions set forth therein.

About SHFL entertainment, Inc.

SHFL entertainment, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service. The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game configurations; Electronic Gaming Machines, which include video slot machines; and newly introduced iGaming, which features online versions of SHFL entertainment, Inc.’s table games, social gaming and mobile applications. The Company is included in the S&P SmallCap 600 Index. Information about the Company and its products can be found on the Internet at www.shfl.com, or on Facebook and Twitter.

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Forward-Looking Statements

This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include without limitation: (1) the Company’s belief that its innovation will continue to drive competition; (2) the Company’s intention to continue to execute against our strategic initiatives; (3) the Company’s belief that EPS, Adjusted EBITDA and FCF are useful, widely referenced performance measures in the Company’s industry and the Company’s belief that references to them are helpful to investors; (4) the Company’s estimates of diluted EPS, Adjusted EBITDA and FCF and the assumptions upon which they are based; (5) the Company’s belief that investing in its intellectual property is an important use of cash; (6) the Company’s ability to develop products that achieve commercial success in the very competitive marketplace in which the Company operates; and (7) the fact that the Company competes in a single industry and is dependent on the success of its customers and the risks that impact the Company’s customers, including a change in demand for gaming, a downturn in general worldwide economic conditions, or the gaming industry may adversely impact the Company or its results of operations. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (1) unexpected changes in demand for or increased competition with the Company’s products; (2) unexpected factors that limit or eliminate the Company’s ability to implement its strategic plan or undertake or complete any of its growth initiatives; (3) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (4) reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (5) unexpected changes to the Company’s balance sheet or cash flows that would impede the Company’s ability to pursue protection and pursuit of its intellectual property; (6) the Company’s inability to accurately gauge the commercial appeal of its products; (7) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products; (8) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of SHFL to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (9) litigation relating to the merger; (10) uncertainties as to the timing of the consummation of the merger and the ability of each of SHFL and Bally to consummate the merger; (11) risks that the proposed transaction disrupts the current plans and operations of SHFL; (12) the ability of SHFL to retain and hire key personnel; (13) competitive responses to the proposed merger; (14) unexpected costs, charges or expenses resulting from the merger; (15) the failure by Bally to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (16) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (17) legislative, regulatory and economic developments. Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHFL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2013	2012	2013	2012
Revenue:
Product leases and royalties	$29,349	$27,830	$87,941	$80,730
Product sales and service	44,185	35,556	121,791	104,763
Total revenue	73,534	63,386	209,732	185,493
Costs and expenses:
Cost of leases and royalties	10,484	9,475	30,938	27,853
Cost of sales and service	17,272	13,889	45,050	39,308
Gross profit	45,778	40,022	133,744	118,332
Selling, general and administrative	27,257	19,007	71,169	55,991
Research and development	10,052	7,622	27,400	23,074
Total costs and expenses	65,065	49,993	174,557	146,226

Income from operations	8,469	13,393	35,175	39,267

Other income (expense):
Interest income	209	116	551	429
Interest expense	(266)	(367)	(789)	(1,222)
Other, net	228	180	498	209
Total other income (expense)	171	(71)	260	(584)
Income before income taxes	8,640	13,322	35,435	38,683
Income tax provision	2,231	2,898	10,122	10,875
Net income	$6,409	$10,424	$25,313	$27,808

Basic earnings per share:	$0.11	$0.19	$0.44	$0.50
Diluted earnings per share:	$0.11	$0.18	$0.44	$0.49

Weighted average shares outstanding:
Basic	57,117	56,284	56,927	55,700
Diluted	57,789	57,029	57,623	56,445

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SHFL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	July 31,	October 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$41,819	$24,160
Accounts receivable, net of allowance for bad debts of $391 and $491	39,332	45,708
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $42 and $8	9,366	9,287
Inventories	31,335	21,906
Prepaid income taxes	10,879	4,053
Deferred income taxes	3,782	4,622
Other current assets	7,467	6,901
Total current assets	143,980	116,637
Investment in sales-type leases and notes receivable, net of current portion	8,772	6,310
Products leased and held for lease, net	32,275	34,639
Property and equipment, net	30,217	17,417
Intangible assets, net	54,861	62,836
Goodwill	85,435	84,950
Deferred income taxes	3,173	5,183
Other assets	2,510	3,079
Total assets	$361,223	$331,051

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,386	$6,702
Accrued liabilities and other current liabilities	21,337	22,402
Deferred income taxes	16	16
Customer deposits	3,714	3,383
Income tax payable	3,738	4,179
Deferred revenue	4,595	4,799
Current portion of long-term debt	530	-
Total current liabilities	47,316	41,481
Long-term debt	1,296	1,303
Other long-term liabilities	1,690	2,004
Deferred income taxes	2,528	1,493
Total liabilities	52,830	46,281
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 56,612 and 55,973 shares issued and outstanding	566	560
Additional paid-in capital	144,728	135,758
Retained earnings	144,757	119,444
Accumulated other comprehensive income	18,342	29,008
Total shareholders' equity	308,393	284,770
Total liabilities and shareholders' equity	$361,223	$331,051

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SHFL ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2013	2012	2013	2012

Cash Flow Data:

Cash provided by operating activities	$16,467	$15,264	$34,720	$35,868

Cash used in investing activities:
Payments for products leased and held for lease	$(4,162)	$(4,521)	$(10,785)	$(11,227)
Purchases of property and equipment	(7,356)	(1,612)	(13,727)	(5,852)
Purchases of intangible assets	(1,668)	(230)	(1,807)	(4,333)
Acquisition of business	-	-	(1,590)	(5,500)
Proceeds from sale of leased assets	1,145	611	6,285	1,640
Proceeds from sale of assets	-	-	-	-
Other	(74)	(236)	(549)	(690)
	$(12,115)	$(5,988)	$(22,173)	$(25,962)

Cash provided by (used in) financing activities	$(3,317)	$(4,740)	$5,285	$(5,435)

Free cash flow (2)	$5,129	$11,859	$23,769	$31,506

Reconciliation of net income to Adjusted EBITDA:

Net income	$6,409	$10,424	$25,313	$27,808
Other expense (income)	(171)	71	(260)	584
Share-based compensation	1,656	1,014	4,543	3,063
Income tax provision	2,231	2,898	10,122	10,875
Depreciation and amortization	6,784	6,260	20,440	18,657
Ongame acquisition expenses	-	500	-	2,152
Expenses related to merger agreement with Bally	3,610	-	4,010	-

Adjusted EBITDA (1)	$20,519	$21,167	$64,168	$63,139

1.

Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, Ongame acquisition expenses, expenses related to the merger agreement with Bally, and share-based compensation. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison. Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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SHFL ENTERTAINMENT, INC.

BUSINESS SEGMENT DATA

(Unaudited, in thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2013	2012	2013	2012

Utility:
Revenue	$25,644	$24,382	$81,445	$68,988
Gross profit	15,529	15,285	51,663	42,622
Gross margin	60.6%	62.7%	63.4%	61.8%

Proprietary Table Games:
Revenue	$13,839	$12,989	$40,670	$36,300
Gross profit	11,338	10,629	33,352	29,671
Gross margin	81.9%	81.8%	82.0%	81.7%

Electronic Table Systems:
Revenue	$10,822	$6,053	$25,040	$21,183
Gross profit	4,943	2,055	10,396	8,868
Gross margin	45.7%	34.0%	41.5%	41.9%

Electronic Gaming Machines:
Revenue	$23,167	$19,957	$62,229	$56,699
Gross profit	13,956	12,048	38,043	34,848
Gross margin	60.2%	60.4%	61.1%	61.5%

iGaming:
Revenue	$62	$5	$348	$2,323
Gross profit	12	5	290	2,323
Gross margin	19.4%	100.0%	83.3%	100.0%

Total:
Revenue	$73,534	$63,386	$209,732	$185,493
Gross profit	45,778	40,022	133,744	118,332
Gross margin	62.3%	63.1%	63.8%	63.8%

Adjusted EBITDA	$20,519	$21,167	$64,168	$63,139
as a percentage of total revenue	27.9%	33.4%	30.6%	34.0%

Income from operations	$8,469	$13,393	$35,175	$39,267
as a percentage of total revenue	11.5%	21.1%	16.8%	21.2%

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